SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.     )

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PSI ENERGY, INC.
(Name of Registrant As Specified In Its Charter)
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PSI ENERGY, INC.

NOTICE OF
ANNUAL MEETING
OF SHAREHOLDERS

AND

INFORMATION STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
MAY 1, 2001

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168
A Cinergy Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2001

       We will hold the Annual Meeting of Shareholders of PSI Energy, Inc. on Tuesday, May 1, 2001 at 10:00 a.m., eastern daylight time, at the Omni Netherland Plaza Hotel, 35 West Fifth Street, Cincinnati, Ohio.

       The purposes of the Annual Meeting are to:

  •
  elect five directors to serve for one-year terms ending in 2002;

and to transact any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

       Shareholders of record at the close of business on Friday, March 2, 2001 may vote at the Annual Meeting.

       Proxies will not be solicited for this meeting and you are requested not to send us a proxy. Shareholders are welcome to attend the meeting in person and cast their votes by ballot on the issues presented at the meeting.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 27, 2001

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168
(317) 839-9611

INFORMATION STATEMENT

Introduction

       PSI Energy, Inc., an Indiana corporation, is an operating utility primarily engaged in providing electric service to our customers in north central, central, and southern Indiana. PSI is a subsidiary of Cinergy Corp., which is a Delaware corporation and is also the parent company of:

  •
  Cinergy Services, Inc., the subsidiary used to provide a variety of centralized administrative, management and support services to Cinergy and its subsidiaries and affiliates;
  •
  Cinergy Global Resources, Inc., the subsidiary primarily used to hold Cinergy's international businesses and certain of its domestic investments;
  •
  Cinergy Investments, Inc., the subsidiary used to hold most of Cinergy's domestic, non-utility businesses; and
  •
  The Cincinnati Gas & Electric Company, which is an operating utility that provides electric and gas service to customers in southwestern Ohio and, through a principal subsidiary, The Union Light, Heat and Power Company, to customers in adjacent areas in Kentucky.

       Cinergy has other subsidiaries formed for a variety of purposes, including holding our interests in new technology initiatives and investment opportunities in the telecommunications industry and in energy and power generation.

Mailing of Material

       We began mailing this Information Statement on or about March 27, 2001 to the shareholders of PSI cumulative preferred stock in connection with the Annual Meeting of Shareholders to be held on May 1, 2001. Cinergy's Annual Report to Shareholders, including consolidated financial statements and accompanying notes for the year ended December 31, 2000, is also enclosed.

       We have hired Corporate Investor Communications, Inc., a Georgeson Shareholder Communications Company, to help with the mailing of this material to the beneficial owners of PSI cumulative preferred stock held through brokerage houses and other custodians, nominees and fiduciaries. We will reimburse them for their out-of-pocket expenses for forwarding the material.

Voting Securities

       PSI's outstanding voting securities are divided into two classes: common stock and cumulative preferred stock. The class of cumulative preferred stock has been further issued in four series. Holders of record of PSI's two classes of voting securities on March 2, 2001, the record date, may vote at the Annual Meeting.

       Cinergy beneficially owns all of the 53,913,701 outstanding shares of PSI common stock. There were 651,136 outstanding shares of PSI cumulative preferred stock on the record date.

       Because Cinergy's beneficial ownership represents more than 99% of the total votes that could be cast at the Annual Meeting, and because shareholders do not have cumulative voting rights and Cinergy intends to vote in favor of all director-nominees for election as directors to PSI's Board of Directors, the election of all director-nominees is assured. Therefore, the Board considered it inappropriate to solicit proxies for the Annual Meeting. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares of cumulative preferred stock, you may do so by attending the Annual Meeting in person and casting your vote by a ballot which will be provided for that purpose.

       The shares outstanding as of the record date, and the vote to which each share is entitled, are as follows:

Class	Shares Outstanding	Votes Per Share
Common Stock (without par value)	53,913,701	1 vote
Cumulative Preferred Stock
par value $100 per share	347,592	1 vote
par value $25 per share	303,544	1/4 vote

Security Ownership of Certain Beneficial Owners and Management

       Listed on following table are the owners of 5% or more of PSI's outstanding shares of cumulative preferred stock as of December 31, 2000. This information is based on the most recently available reports filed with the Securities and Exchange Commission and provided to us by the companies listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Lehman Brothers Holdings Inc. 3 World Financial Center New York, NY 10285	78,550 shares	(1)	13.0%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	32,000 shares	(2)	5.3%

(1)
Beneficial ownership consists entirely of PSI's 6.875% Series of Cumulative Preferred Stock, representing 25.3% of the outstanding shares of that Series. Holder reports having sole voting and dispositive powers with respect to all shares, and shared voting and dispositive powers with respect to none of these shares.

(2)
Beneficial ownership consists entirely of PSI's 6.875% Series of Cumulative Preferred Stock, representing 10.3% of the outstanding shares of that Series. Holder reports having shared dispositive power with respect to all shares, and sole voting and dispositive powers and shared voting power with respect to none of these shares.

       Listed on following table are the number of shares of Cinergy common stock beneficially owned by each of PSI's director-nominees and executive officers named in the Summary Compensation Table (on page 12), and by all directors and executive officers as a group, as of the record date. PSI's director-nominees and named executive officers did not beneficially own any shares of PSI cumulative preferred stock as of the record date.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)
Vicky A. Bailey	5,239 shares
James K. Baker	28,105 shares
Michael G. Browning	113,920 shares
Michael J. Cyrus	166,480 shares
William J. Grealis	284,635 shares
John A. Hillenbrand II	78,264 shares
Jackson H. Randolph	270,137 shares
James E. Rogers	991,277 shares

Larry E. Thomas	303,055 shares
Charles J. Winger	98,382 shares
All directors and executive officers as a group (15 persons)	2,492,466 shares

(1)
The beneficial ownership of all directors and executive officers as a group represents 1.57% of the outstanding shares of Cinergy common stock; no individual person's ownership exceeds 0.63% of the outstanding shares.

(2)
Includes shares acquired under Cinergy's Director, Officer and Key Employee Stock Purchase Program which is described below.

Also includes shares which there is a right to acquire within 60 days pursuant to the exercise of stock options in the following amounts: Mr. Baker – 14,500; Mr. Browning – 14,500; Mr. Cyrus – 54,300; Mr. Grealis – 157,796; Mr. Hillenbrand – 14,500; Mr. Randolph – 136,887; Mr. Rogers – 696,429; Mr. Thomas – 144,945; Mr. Winger – 58,617; and all directors and executive officers as a group – 1,390,756.

Does not include units representing shares of Cinergy common stock credited under Cinergy's Retirement Plan for Directors, Directors' Equity Compensation Plan and/or Directors' Deferred Compensation Plan in the following amounts: Mr. Baker – 22,237; Mr. Browning – 23,458; and Mr. Hillenbrand – 17,151.

Director, Officer and Key Employee Stock Purchase Program

       Under Cinergy's Director, Officer and Key Employee Stock Purchase Program, directors, officers and key employees of Cinergy and its subsidiaries, including PSI, were able to purchase shares of Cinergy common stock during February 2000, thereby further aligning their interests with those of Cinergy's shareholders.

       All of our non-employee directors who will not be retiring within the next two years, and 10 current executive officers, purchased stock through the Program, all of whom are participating in the financing portion of the Program described below. Totals of $14,200,000 of common stock purchased by current directors and executive officers and $20,150,000 purchased by other current officers and key employees are being financed through the Program. Individual purchases financed range from $150,000 to $3,000,000.

       Participants had the option of financing the purchases through a five-year credit facility arranged by Cinergy with a bank. Loans to participants under the facility bear interest at the rate of 8.68% per year. Each participant is obligated to repay the bank any loan principal, interest and prepayment fees associated with his or her loan, and each has assigned his or her dividend rights on the purchased shares to the bank to be applied to interest payments as due on the loan.

       Cinergy Services and, in part, Cinergy have guaranteed repayment to the bank of 100% of each participant's loan obligations and the associated interest, and each participant has agreed to indemnify the guarantor for any payments made by it under the guaranty on the participant's behalf. A participant's obligations to the bank are unsecured, and no restrictions are placed on the participant's ability to sell, pledge or otherwise encumber or dispose of his or her purchased shares.

Election of Directors

       In accordance with PSI's By-Laws, the Board shall consist of not less than one and not more than seven persons. The size of the Board is currently fixed at five and the Board has nominated the individuals listed below for election as directors, all of whom are presently members of the Board and, with the exception of Ms. Vicky A. Bailey, were elected by shareholders at the 2000 annual meeting. Ms. Bailey was elected to the Board in December 2000 to fill the unexpired term of Mr. Jackson H. Randolph who retired. We would like to acknowledge Mr. Randolph whose support, valued counsel and many contributions during his years of devoted and distinguished service are immeasurable and greatly appreciated.

       For the election of directors at the Annual Meeting, the five persons receiving the greatest number of votes will be elected to the Board. As previously stated, Cinergy intends to vote all of the outstanding shares of PSI common stock in favor of the director-nominees, and because Cinergy's beneficial ownership of PSI's voting securities represents over 99% of the total votes that could be cast at the Annual Meeting, the election of the director-nominees is assured. All of the director-nominees have signified their willingness to serve.

       The following brief biographies contain information about the five director-nominees. The information includes each person's principal occupations and business experience for at least the past five years. Ms. Bailey and Mr. Rogers are the only directors who are employees of Cinergy and its affiliates or subsidiaries, including PSI.

VICKY A. BAILEY
  Director of PSI since 2000;
  Member of the Executive Committee. Age 48.

Ms. Bailey has served as President of PSI since February 2000. Previously, she served as a Commissioner of the Federal Energy Regulatory Commission since 1993.

JAMES K. BAKER
  Director of PSI since 1986.
  Director of Cinergy since 1994. Age 69.

Mr. Baker served as Vice Chairman of Arvin Industries, Inc., a worldwide supplier of automotive parts, from 1996 until his retirement in 1998. Previously, he served in various executive capacities at Arvin, including Chairman of the Board and Chief Executive Officer. Mr. Baker is a director of Amcast Industrial Corp. and Poly One Corp.

MICHAEL G. BROWNING
  Director of PSI since 1990.
  Director of Cinergy since 1994. Age 54.

Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate development. He also serves as owner, general partner or managing member of various real estate entities.

JOHN A. HILLENBRAND II
  Director of PSI since 1985.
  Director of Cinergy since 1994. Age 69.

Mr. Hillenbrand principally serves as Chairman, President and Chief Executive Officer of Glynnadam, Inc., a personal investment holding company. He is also Chairman of Able Body Corporation and Nambe' Mills, Inc., and Vice Chairman of Pri-Pak, Inc. Mr. Hillenbrand is also a director of Hillenbrand Industries, Inc.

JAMES E. ROGERS
  Director of PSI since 1988;
  Chair of the Executive Committee.
  Director of Cinergy since 1993 and of CG&E since 1994. Age 53.

Mr. Rogers was elected Chairman of the Board, President and Chief Executive Officer of Cinergy, and Chairman of the Board and Chief Executive Officer of PSI, in December 2000. Previously, he served as Vice Chairman, President and Chief Executive Officer of Cinergy and as Vice Chairman and Chief Executive Officer of PSI. Mr. Rogers also holds, or has held, similar executive officer positions with Cinergy's other principal subsidiaries. Mr. Rogers is a director of Duke-Weeks Realty Corp., Enermetrix, Fifth Third Bancorp and Fifth Third Bank.

Meetings and Committees of the Board

       PSI's Board met five times during 2000, with each meeting being held concurrently or consecutively with a meeting of Cinergy's board of directors. All directors attended more than 75% of the total number of Board meetings and, if applicable, committee meetings on which they served. The Executive Committee is the only standing committee of the Board.

Compensation of Directors

       Each non-employee director of PSI is eligible to receive an annual retainer fee of $8,000 plus a fee of $1,000 for each Board meeting attended. However, any non-employee director of PSI who also serves as a non-employee director of Cinergy or any of its affiliates shall not receive the annual retainer fee, or any compensation for attendance at any Board meeting that is held concurrently or consecutively with a meeting of Cinergy's board of directors. Each non-employee director of PSI (Messrs. Baker, Browning and Hillenbrand) is currently also a non-employee director of Cinergy. Directors who are employees of Cinergy or any of its subsidiaries (Mr. Rogers and Ms. Bailey) receive no compensation for their services as directors.

       Under Cinergy's Directors' Deferred Compensation Plan, each non-employee director of Cinergy and its subsidiaries may choose to defer his or her fees into a bookkeeping account denominated in either:

  •
  units representing shares of Cinergy common stock, and/or
  •
  cash.

If deferred in units, dividends are credited to the director's account, acquiring additional units at the same time and rate as dividends are paid to holders of Cinergy common stock. Amounts deferred in cash earn interest at the annual rate (adjusted quarterly) equal to the interest rate for a one-year certificate of deposit, as quoted in The Wall Street Journal for the first business day of the calendar quarter. Deferred units are distributed as shares of Cinergy common stock, and accrued cash accounts are paid in cash, generally after the director retires from the appropriate board.

       Under Cinergy's Retirement Plan for Directors, the accrual of future benefits was eliminated effective January 1, 1999. Each non-employee director of Cinergy serving on January 1, 1999 with an accrued cash benefit under the Plan was permitted to convert the benefit to units representing shares of Cinergy common stock, or to retain a cash benefit and receive an annual cash payment equal to the fees in effect at the time of retirement from the appropriate board. If converted to stock units, dividends are credited to the director's account, acquiring additional units, at the same time and rate as dividends are paid to holders of Cinergy common stock. A director's account is distributed as shares of Cinergy common stock after he or she retires from the Board.

Board Compensation Committee Report on Executive Compensation

       The Compensation Committee of Cinergy's board of directors:

  •
  establishes the executive compensation policy;
  •
  recommends, oversees and administers compensation plans for executive officers and key employees;
  •
  determines compensation for the chief executive officer; and
  •
  reviews and approves compensation for our remaining executive officers.

       During 2000, the Committee consisted of Messrs. Michael G. Browning (Chair), George C. Juilfs, Thomas E. Petry and John J. Schiff, Jr. Each of the members is an independent, "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

Compensation Policy

       Our compensation program for executive officers consists of salary, annual cash incentives and long-term incentives. The program is designed to attract, retain and motivate the high quality employees needed to provide superior service to customers and to maximize returns to shareholders.

       Base salaries for the executive group are competitive (targeted at the 75th percentile) with those provided by utility companies that are comparably sized to Cinergy. Base salaries are reviewed annually. Any increases are based on such factors as competitive industry salaries, corporate financial results and a subjective assessment of each executive's performance, role and skills.

       Our executive compensation program also seeks to link executive and shareholder interests through cash and equity incentive plans, in order to reward corporate and individual performance. Annual and long-term incentive plans are designed to provide opportunities that are competitive with comparably sized companies in general industry (targeted at the 50th percentile).

       The Committee believes strongly that annual and long-term incentive opportunities assist in motivating the type of behavior necessary to successfully manage short- and long-term corporate goals. This emphasis results in a compensation mix in which annual and long-term incentives make up, on the average, at least 50% of the annual compensation that can be earned by the chief executive officer and the other executive officers.

       Cinergy also has two non-qualified deferred compensation plans for executive officers:

  •
  the Deferred Incentive Compensation Plan allows deferral of all or a portion of cash awards otherwise payable under Cinergy's Annual Incentive Plan; and
  •
  the Excess 401(k) Plan allows deferral of a portion of base salaries above that which can be deferred under Cinergy's 401(k) plan because of federal limitations on the amount of compensation that can be deferred into qualified plans.

Annual Incentive Compensation

       Approximately 470 management employees, including all executive officers, are eligible to participate in Cinergy's Annual Incentive Plan. Each participant is eligible to receive an incentive cash award or bonus to the extent that certain pre-determined corporate and individual goals are achieved. For 2000, potential awards ranged from 2.5% to 90% of the employee's annual base salary, depending upon achievement levels and the employee's position. Graduated standards for achievement were developed to encourage each employee's contribution.

       For 2000, the Annual Incentive Plan was based on a corporate earnings per share goal and individual goals, and for certain business unit employees (although none of the named executive officers), business unit objective value measures. For business unit employees, the Committee initially intended that all awards would be based on achievement of individual goals, and business unit earnings per share targets and value measures, with weightings for these business unit components varying by business unit. However, after further consideration and in view of Cinergy's overall successes for the year (including a total shareholder return of 57% which outperformed industry indices), the Committee decided to retain for the named executive officers the 50%-50% weighting for corporate and individual goals that had been used in prior years.

       The Committee determined that the achievement levels for the corporate goal and, for the named executive officers their individual goals, were each at the 3.0 award levels – on sliding scales of 1.0 to 3.0. The achievement level for each named executive officer was based on an assessment of both individual objective goals and an evaluation of individual performance.

       For 2001, the Committee intends that the Annual Incentive Plan will be based on a corporate earnings per share goal, business unit earnings per share goals, and individual goals. For corporate center employees, the corporate earnings per share goal and individual goals are intended to be equally weighted. For business unit employees, the weightings of the business unit earnings per share goals and individual goals are intended to vary by business unit.

Long-Term Incentive Compensation

       Cinergy has a long-term incentive compensation program (the "LTIP") under the terms of the 1996 Long-Term Incentive Compensation Plan. The LTIP is designed to combine the interests of Cinergy's shareholders, customers and management to enhance value by increasing total shareholder return. The LTIP ties a large portion of the participants' potential pay to long-term performance. This approach provides a greater upside potential for outperforming peer companies, plus downside risk for underperformance. Approximately 95 management employees, including all executive officers, participate in the LTIP.

       Effective January 1, 2000, three new performance cycles were initiated so that, going forward, the LTIP would consist of overlapping three-year performance cycles. The first of these covered only calendar year 2000; the second covers calendar years 2000 through 2001; and the third covers calendar years 2000 through 2002. A fourth performance cycle started January 1, 2001 and will continue through December 31, 2003. Subsequent three-year performance cycles will start on January 1 of each year.

       For each current performance cycle, the annualized target award opportunity as a percent of base salary ranges from 20% to 160% depending on the participant's position. The target LTIP award values are 160% of base salary for the chief executive officer and 90% of base salary for each of the other eligible named executive officers. Stock options comprise 25% of the total award opportunity under the third and fourth performance cycles, and the Value Creation Plan comprises the other 75%. For the third and fourth performance cycles, grants of stock options were made effective January 19, 2000 and January 1, 2001, respectively. No grants of options were made with respect to the new first and second performance cycles, so the Value Creation Plan makes up the total available award opportunity under those cycles.

       The Value Creation Plan portion of the LTIP consists of a target grant of performance shares for each cycle that will vest to the extent that Cinergy's total shareholder return ("TSR") targets for the cycle are met as compared with the TSR of a peer group of companies. The peer group consists of the companies in the S&P Electric Supercomposite

Index, in which Cinergy is included. TSR means share price appreciation plus dividends, divided by the stock price at the beginning of the cycle. Target grants of performance shares were made effective January 19, 2000 for the first, second and third performance cycles. For the fourth performance cycle, a target grant of performance shares was made effective January 1, 2001.

       Under each performance cycle, except in the case of disability, death, or retirement on or after age 50 during the cycle, a participant must be employed by Cinergy on January 1 following the end of a cycle to receive an earned award. Earned performance shares will be paid out no later than April 1 following the end of the cycle.

       Cinergy's TSR performance percentile for the cycle that covered the 2000 calendar year was 0.586, which corresponds to an earned performance shares award of 110.1% of each participant's target grant of performance shares, including each named executive officer.

Chief Executive Officer

       The Committee approved a base salary increase for Mr. Rogers for 2000 based primarily on Cinergy's accomplishments in 1999 and a subjective assessment of Mr. Rogers' individual performance in 1999. In addition to these considerations, the increase was also designed to target Mr. Rogers' annual base salary at approximately the 75th percentile of that provided to chief executive officers by comparably sized utility companies, consistent with the Committee's compensation policy as above outlined. For 2000, Mr. Rogers received a cash award under the Annual Incentive Plan in the amount of $990,000. The award was based on Cinergy's achievement of its corporate earnings per share goal for the year, and the Committee's determination of Mr. Rogers' achievement of individual goals. Mr. Rogers' maximum potential 2000 award under the Annual Incentive Plan was equal to 90% of his annual base salary (including deferred compensation). Also, for the performance cycle of the LTIP that covered the 2000 calendar year, Mr. Rogers received a stock award consisting of 22,818 shares of Cinergy common stock, based on Cinergy's TSR achievement relative to the peer group.

       Effective January 3 and January 19, 2000, the Committee granted Mr. Rogers two separate options to purchase 55,400 and 378,200 shares of Cinergy common stock, at the respective fair market values of $23.656 and $24.375 per share. The January 3, 2000 grant was the second part of a grant intended to encourage Mr. Rogers to remain in the employ of Cinergy. The January 19, 2000 option was granted under the performance cycle of the LTIP that covered the 2000 calendar year.

Code Section 162(m)

       Internal Revenue Code Section 162(m) generally limits Cinergy's annual tax deduction to one million dollars for compensation paid to each of the named executive officers. However, qualifying performance-based compensation is exempted from the deduction limit under certain conditions. The Committee's intent is to qualify the incentive compensation of the named executive officers for full corporate deductibility whenever feasible and consistent with the goals of the Committee's compensation policy. Thus, Cinergy has taken steps to qualify compensation related to grants of stock options and performance shares under the LTIP and bonuses paid pursuant to objective goals under the Annual Incentive Plan for full deductibility as performance-based compensation. However, in order to be competitive with comparable companies as to base salary and incentive compensation, and to attract and retain skilled employees, the Committee awards compensation, from time to time, that does not qualify for exemption from the deduction limit under Code Section 162(m).

       The tables that follow, and accompanying footnotes, reflect the decisions covered by this discussion.

                      Compensation Committee

                      Michael G. Browning, Chair
                      George C. Juilfs
                      Thomas E. Petry
                      John J. Schiff, Jr.

Summary Compensation Table

       The following table shows, for the past three years, the compensation paid to Mr. Rogers, our chief executive officer, to the other four most highly compensated executive officers in 2000 who were serving as executive officers on December 31, 2000, and to Mr. Randolph, who retired as an executive officer on November 30, 2000. These amounts include payments for services in all capacities to Cinergy and its subsidiaries, including PSI. We sometimes refer to the persons listed below as the "named executive officers."

Long-Term Compensation
		Annual Compensation			Awards			Payouts
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)		Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compen- sation(1) ($)
James E. Rogers Chairman of the Board and Chief Executive Officer	2000 1999 1998	1,050,000 925,008 810,000	990,000 877,507 619,200	32,268 42,288 47,041	0 0 0		433,600 500,000 535,400	841,870 0 0	171,511 153,866 138,329
Michael J. Cyrus Executive Vice President of PSI, and Chief Executive Officer of Cinergy's Energy Merchant Business Unit	2000 1999 1998	524,700 491,250 332,308	314,820 245,625 180,000	68,859 79,451 0	0 0 994,917	(2)	52,500 174,300 24,300	256,826 0 0	19,576 14,079 200,157
William J. Grealis Executive Vice President of PSI, and Chief Executive Officer of Cinergy's Regulated Businesses Business Unit	2000 1999 1998	485,535 440,004 396,900	292,561 264,002 180,590	73,472 22,958 25,643	0 0 0		47,500 170,700 20,700	232,586 0 0	19,545 22,690 34,313
Larry E. Thomas Executive Vice President of PSI, and Chief Executive Officer of Cinergy's Power Technology and Infrastructure Services Business Unit	2000 1999 1998	439,450 390,000 352,848	265,860 234,000 169,367	6,332 34,343 9,678	0 0 0		42,100 168,400 18,400	206,169 0 0	17,668 14,998 16,594
Charles J. Winger(3) Former Vice President and Acting Chief Financial Officer	2000 1999 1998	290,124 275,004 240,978	174,074 158,595 110,152	13,331 10,341 10,418	0 0 0		29,000 110,500 15,500	142,009 0 0	11,919 10,162 9,807
Jackson H. Randolph Retired Chairman of the Board	2000 1999 1998	536,250 585,000 585,000	321,750 321,750 321,750	63,774 17,551 13,405	0 0 0		0 0 0	0 0 0	128,944 110,990 98,157

(1)
Amounts appearing in this column for 2000 include for Messrs. Rogers, Cyrus, Grealis, Thomas, Winger and Randolph, respectively: (i) employer matching contributions under 401(k) plan and related excess benefit plan of $31,500, $15,741, $14,628, $13,293, $8,704 and $16,088; and (ii) insurance premiums paid with respect to executive/group-term life insurance of $558, $3,835, $4,917, $4,375, $3,215 and $1,773. Also includes for Mr. Rogers deferred compensation in the amount of $50,000, and for Messrs. Rogers and Randolph, respectively, above-market interest on amounts deferred pursuant to deferred compensation agreements of $76,498 and $96,862, and benefits under split dollar life insurance agreements of $12,955 and $14,221.
(2)
Reflects dollar value of a restricted stock award, determined by multiplying the number of shares in the award by the closing market price of Cinergy common stock as of the effective date of the grant. The number of shares of restricted stock and the value of these shares at December 31, 2000, determined by multiplying the number of shares by the year end closing market price, was 27,258 restricted shares valued at $957,574.
(3)
Effective as of February 12, 2001, Mr. Winger relinquished the office of Vice President and Acting Chief Financial Officer.

Option/SAR Grants Table

       The following table shows individual grants of options to purchase Cinergy common stock made to the named executive officers during 2000.

Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
James E. Rogers	55,400	4.16%	23.656	1/3/2010	810,107	2,066,239
	378,200	28.44%	24.375	1/19/2010	5,835,626	14,753,582
Michael J. Cyrus	52,500	3.95%	24.375	1/19/2010	810,075	2,048,025
William J. Grealis	47,500	3.57%	24.375	1/19/2010	732,925	1,852,975
Larry E. Thomas	42,100	3.17%	24.375	1/19/2010	649,603	1,642,321
Charles J. Winger	29,000	2.18%	24.375	1/19/2010	447,470	1,131,290

(1)
Options shown in the first row of column (b) for Mr. Rogers were granted effective January 3, 2000 and become exercisable in five equal annual installments beginning on January 3, 2001. All remaining options for each named officer were granted pursuant to the LTIP effective January 19, 2000 and become exercisable on January 19, 2003, the third anniversary of the grant. In the case of a change-in-control of Cinergy, all stock options become immediately exercisable.

(2)
The amounts shown in columns (f) and (g) represent hypothetical potential appreciation of Cinergy common stock and do not represent either historical performance or, necessarily, expected future levels of appreciation. The actual values which may be realized, if any, upon the exercise of stock options will depend on the future market price of Cinergy common stock, which cannot be forecast with reasonable accuracy.

Aggregated Option/SAR Exercises and Year End Option/SAR Values Table

       The following table shows information concerning: (i) stock options exercised by the named executive officers during 2000, including the value realized (i.e., the spread between the exercise price and market price on the date of exercise); and (ii) the number of shares covered by options held on December 31, 2000 and the value of the person's "in-the-money" options. "In-the-money" value is the positive spread between the market price of Cinergy common stock on December 31, 2000 ($35.13 per share) and an option's exercise price per share.

(a)	(b)	(c)	(d)	(e)
			Number of Securities Underlying Unexercised Options/SARs at Year End (#)
				Value of Unexercised In-The-Money Options/SARs at Year End ($)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
James E. Rogers	0	0	616,429/1,153,600	4,231,962/8,652,975
Michael J. Cyrus	0	0	30,000/221,100	339,375/1,946,175
William J. Grealis	6,841	74,396	157,796/188,200	1,307,169/1,888,825
Larry E. Thomas	4,371	53,818	144,945/180,500	1,326,551/1,828,475
Charles J. Winger	0	0	58,617/129,500	533,796/1,235,375
Jackson H. Randolph	0	0	141,258/0	1,730,411/0

Long-Term Incentive Plan Awards Table

       Effective January 1, 2000, Cinergy initiated three performance cycles under its LTIP. In order to establish a program of overlapping three-year cycles, the first new cycle covered year 2000, the second covers years 2000 and 2001, and the third covers years 2000 through 2002. A fourth cycle began January 1, 2001 and will continue through 2003. Awards under the first and second cycles consisted solely of performance shares. Awards under the third cycle include both performance shares and stock options. Stock options granted as part of the third cycle are reported under the "Option/SAR Grants Table" (on page 13). The following table reports potential payouts of performance shares awarded to the named executive officers during 2000.

Estimated Future Payouts under Non-Stock Price-Based Plans(2)
(c) Performance or Other Period Until Maturation or Payout
(a) Name	(b) Number of Shares, Units or Other Rights (#)		(d) Threshold (#)	(e) Target (#)	(f) Maximum (#)
James E. Rogers	– – (1)	1/1/00 – 12/31/00 1/1/00 – 12/31/01 1/1/00 – 12/31/02	6,425 12,850 19,274	20,725 41,451 62,176	41,450 82,902 124,352
Michael J. Cyrus	– – (1)	1/1/00 – 12/31/00 1/1/00 – 12/31/01 1/1/00 – 12/31/02	1,960 3,920 5,880	6,322 12,645 18,967	12,644 25,290 37,934
William J. Grealis	– – (1)	1/1/00 – 12/31/00 1/1/00 – 12/31/01 1/1/00 – 12/31/02	1,775 3,550 5,325	5,726 11,452 17,178	11,452 22,904 34,356
Larry E. Thomas	– – (1)	1/1/00 – 12/31/00 1/1/00 – 12/31/01 1/1/00 – 12/31/02	1,573 3,146 4,720	5,075 10,150 15,226	10,150 20,300 30,452
Charles J. Winger	– – (1)	1/1/00 – 12/31/00 1/1/00 – 12/31/01 1/1/00 – 12/31/02	1,084 2,168 3,251	3,496 6,992 10,488	6,992 13,984 20,976

(1)
See "Option/SAR Grants Table."

(2)
Payouts of performance shares are tied to Cinergy's total shareholder return ("TSR") targets for a cycle as compared with the TSR of a peer group composed of the companies comprising the S&P Electric Supercomposite Index. The threshold, target and maximum amounts are earned if Cinergy's TSR meets or exceeds certain percentiles of the peer group's TSR. Except in the case of disability, death or retirement on or after age 50 during the cycle, a participant must be employed on January 1 following the end of a cycle to receive an earned award. See "Summary Compensation Table" on page 12 for payouts related to the cycle ended December 31, 2000, and "Board Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation" on page 9 for additional information.

Pension Benefits

       At retirement, the named executive officers will receive benefits under Cinergy's Non-union Employees' Pension Plan, plus certain supplemental plans or agreements. The Pension Plan is a defined benefit pension plan, to which participants do not contribute.

       The Pension Plan's formula for benefits takes into account the participant's highest average earnings, years of plan participation, and covered compensation. Highest average earnings is the average annual salary during the employee's three consecutive years producing the highest average within the ten years immediately preceding his or her retirement. Highest average earnings also includes any short-term incentive and/or deferred compensation. Covered compensation is the average social security taxable wage base over a period of up to 35 years.

       The formula for calculating the annual pension benefit is:

      •   1.1% of highest average earnings plus 0.5% of highest average earnings in excess of covered compensation,

      times the number of years of plan participation through 35 years,

      •   plus 1.4% of highest average earnings times the number of years of plan participation over 35 years.

       Each year, the Internal Revenue Service establishes a dollar limit on the amount of pay that can be counted for purposes of benefits under this type of pension plan and on the annual benefit that may be provided. As a result, Cinergy also has an Excess Pension Plan which is designed to restore pension benefits, calculated in accordance with the formula given above, to those individuals whose benefits under the Pension Plan otherwise would be reduced by the IRS limits. Each named executive officer is covered under the Excess Pension Plan.

       The following table shows the estimated annual pension benefits payable as a straight-life annuity under both pension plans to participants who retire at age 62. The benefits are not subject to any deduction for social security or other offset amounts.

	Years of Service
Compensation	5	10	15	20	25	30	35	40
$500,000	$38,925	$77,850	$116,775	$155,700	$194,625	$233,550	$272,480	$307,480
600,000	46,925	93,850	140,775	187,700	234,625	281,550	328,480	370,480
700,000	54,925	109,850	164,775	219,700	274,625	329,550	384,480	433,480
800,000	62,925	125,850	188,775	251,700	314,625	377,550	440,480	496,480
900,000	70,925	141,850	212,775	283,700	354,625	425,550	496,480	559,480
1,000,000	78,925	157,850	236,775	315,700	394,625	473,550	552,480	622,480
1,100,000	86,925	173,850	260,775	347,700	434,625	521,550	608,480	685,480
1,200,000	94,925	189,850	284,775	379,700	474,625	569,550	664,480	748,480
1,300,000	102,925	205,850	308,775	411,700	514,625	617,550	720,480	811,480
1,400,000	110,925	221,850	332,775	443,700	554,625	665,550	776,480	874,480
1,500,000	118,925	237,850	356,775	475,700	594,625	713,550	832,480	937,480
1,600,000	126,925	253,850	380,775	507,700	634,625	761,550	888,480	1,000,480
1,700,000	134,925	269,850	404,775	539,700	674,625	809,550	944,480	1,063,480
1,800,000	142,925	285,850	428,775	571,700	714,625	857,550	1,000,480	1,126,480
1,900,000	150,925	301,850	452,775	603,700	754,625	905,550	1,056,480	1,189,480
2,000,000	158,925	317,850	476,775	635,700	794,625	953,550	1,112,480	1,252,480
2,100,000	166,925	333,850	500,775	667,700	834,625	1,001,550	1,168,480	1,315,480
2,200,000	174,925	349,850	524,775	699,700	874,625	1,049,550	1,224,480	1,378,480
2,300,000	182,925	365,850	548,775	731,700	914,625	1,097,550	1,280,480	1,441,480
2,400,000	190,925	381,850	572,775	763,700	954,625	1,145,550	1,336,480	1,504,480
2,500,000	198,925	397,850	596,775	795,700	994,625	1,193,550	1,392,480	1,567,480

       Mr. Randolph's accrued annual pension benefit is based upon 40 years of credited service. The estimated credited years of service at age 62 for the remaining named executive officers are as follows: Mr. Rogers, 20 years; Mr. Cyrus, 19 years; Mr. Grealis, 12 years; Mr. Thomas, 37 years; and Mr. Winger, 27 years.

       In addition to the pension plans, Cinergy has a Supplemental Executive Retirement Plan ("SERP"). The Senior Executive Supplement portion of the SERP provides executive officers an opportunity to earn a pension benefit that will replace up to 60% of their final pay. Each participant accrues a retirement income replacement percentage at the rate of 4% per year from the date that the participant begins service as a senior executive, up to a maximum of 15 years. The Senior Executive Supplement is an amount equal to a maximum of 60% of the greater of the employee's highest average earnings (as defined in the Pension Plan) or the final 12 months of base pay and Annual Incentive Plan pay. The Senior Executive Supplement is reduced by the actual benefits provided under the Pension Plan and the Excess Pension Plan, and further reduced by 50% of the employee's age 62 social security benefit. The estimated retirement income replacement percentage for Messrs. Rogers, Cyrus, Grealis, Thomas and Winger is 60%, 60%, 48%, 52% and 52%, respectively.

       Mr. Randolph has a Supplemental Executive Retirement Income Agreement under which he has begun to receive, effective December 31, 2000, an annual supplemental retirement benefit of $511,654, in monthly installments of $42,638 for 180 months.

       Cinergy's Executive Supplemental Life Insurance Program provides key management personnel, including the named executive officers, with additional life insurance during employment and with post-retirement deferred compensation. At the later of age 50 or retirement, the life insurance coverage is canceled and, instead, the participant receives the value of the coverage in the form of deferred compensation, payable in ten equal annual installments of $15,000 per year.

Employment Agreements and Severance Arrangements

       Mr. Randolph had an employment agreement with Cinergy which was entered into in 1994 and continued through November 30, 2000, when he retired. Under the agreement he served as Cinergy's Chairman of the Board and received a minimum annual base salary of $465,000.

       Each of the other named executive officers has a three-year employment agreement with Cinergy. The current agreements of Messrs. Rogers, Grealis, Thomas and Winger became effective December 30, 1999 and expire on December 31, 2002. Mr. Cyrus' agreement became effective on April 6, 1998 and expires on April 6, 2001. In each case, the agreement automatically will be extended for an additional year on its anniversary date, unless the executive officer or Cinergy gives timely notice otherwise.

       Under his agreement, Mr. Rogers receives a minimum annual base salary of $810,000. Mr. Rogers' employment agreement also provides that when he retires, or if he dies prior to retirement, he (or his spouse) will be entitled to a supplemental retirement benefit equal to the difference between (1) his total benefit under the Pension Plan, the Excess Pension Plan and the SERP (together, the executive retirement plans) and (2) 60% of his highest average earnings times a fraction, the numerator of which is his years of participation and the denominator of which is 35. For purposes of Mr. Rogers' employment agreement, his highest average earnings are as defined in the Pension Plan plus any amounts deferred under his Deferred Compensation Agreement (described below) during the calculation period. Also, years of participation means the lesser of 35, or 25 plus two additional years for each birthday after age 50.

       Under his agreement, Mr. Cyrus receives a minimum annual base salary of $495,000. He also was awarded 27,258 restricted shares of Cinergy common stock, having a date of grant value of $1,000,000.

       Under his agreement, Mr. Grealis receives a minimum annual base salary of $440,000. When Mr. Grealis retires, or if he dies prior to retirement, he (or his spouse) will be entitled to a supplemental retirement benefit equal to the difference between (1) his total benefit under the executive retirement plans and (2) 60% of his highest average earnings (as defined in the Pension Plan).

       Under their agreements, Messrs. Thomas and Winger receive minimum annual base salaries of $390,000 and $275,000, respectively. Also, the supplemental retirement benefit provisions of their respective agreements are the same as those described above for Mr. Grealis.

       Each named executive officer participates in Cinergy's Annual Incentive Plan, Stock Option Plan, LTIP, Excess Pension Plan, SERP and Executive Supplemental Life Insurance Program, except that Mr. Randolph did not participate in the LTIP or SERP, and Mr. Cyrus does not participate in the Stock Option Plan. The named executive officers also participate in all other retirement and welfare benefit plans generally applicable to our employees and/or executives and receive other fringe benefits such as the use of automobiles, the payment of club dues and the furnishing of financial planning and tax preparation services.

       The employment agreement of each named executive officer specifies Cinergy's obligations in the event of the executive's termination of employment before the end of the term of his agreement. The principal termination provisions are described below. Each agreement is, however, somewhat different and all of the provisions described may not apply to a particular executive.

       If an executive officer's employment terminates for any reason, he will be paid:

      •   any accrued and unpaid base salary;

      •   a pro rata portion of the executive's Annual Incentive Plan bonus, based at least on his target amount for the year;

      •   any compensation which the executive has deferred, including any accrued interest or earnings; and

      •   any other vested benefits which are not forfeited under the terms of Cinergy's various benefit plans and agreements.

In addition, if the termination of employment is prior to a "change in control" and is by Cinergy without "cause" or by the executive for "good reason" (as each is defined in the executive's agreement), the executive will receive:

      •   three times his annual salary plus annual incentive plan bonus, with the bonus amount being not less than his target amount in effect at the time of notice of termination;

      •   the present value of any additional amounts to which the executive would have been entitled at the end of the agreement's term under the Executive Supplemental Life Insurance Program and the LTIP's Value Creation Plan;

      •   the value of all deferred compensation and executive life insurance benefits (not covered above), whether or not then vested or payable;

      •   either continued medical and welfare benefits through the end of the term of the agreement, or a lump sum payment equal to the amount of the premiums for the medical and welfare benefits; and

      •   ownership of his company car and certain tax counseling services.

       Alternatively, if Cinergy terminates the executive officer's employment without cause or he terminates his employment for good reason, generally within 24 months after a change in control, the executive will receive a severance payment equal to the greater of:

      •   the present value of the amounts and benefits described above, except for the medical and welfare benefits; or

      •   three times the sum of:

    (a)
    his base salary in effect immediately prior to the event resulting in termination or, if higher, to the date of the change in control; and

    (b)
    his pay under all Cinergy incentive compensation or bonus plans for the year preceding termination or, if higher, the year preceding the change in control.

The executive officer also will be provided with either replacement life, disability, accident and health insurance benefits for 36 months, reduced to the extent he receives, without cost to him, comparable benefits, or a lump sum payment equal to the amount of the premiums for these insurance benefits.

       In addition to the above:

  •
  Upon termination for any reason, Mr. Rogers will receive benefits under his deferred compensation agreement (described below) and split dollar life insurance agreement.

  •
  If the employment of Mr. Rogers, Grealis, Thomas or Winger is terminated for other than cause following a change in control, the executive's supplemental retirement benefit will equal the difference between his total benefit under all executive retirement plans and 60% of his highest average earnings.

  •
  Messrs. Rogers, Grealis, Thomas and Winger are each entitled to reimbursement for relocation expenses after termination of employment for any reason other than death.

  •
  Cinergy will pay all legal fees and expenses incurred by the executive officer as a result of disputing a termination of employment which entitles the executive to benefits under his agreement.

  •
  If an executive officer's termination of employment payments are subject to an excise tax, Cinergy must pay the executive an additional amount so that the net amount retained by the executive after taxes, including taxes on the additional amount, equals the pre-tax benefit amount to which the executive is entitled.

Deferred Compensation Agreements

       Mr. Randolph had a deferred compensation agreement with Cinergy under which he was credited annually, for the five-year period from 1992 through 1996, with a $50,000 base salary increase in the form of deferred compensation. Effective January 1, 2001, Mr. Randolph has begun to receive an annual cash benefit of $179,000, payable for a 15-year period, pursuant to the agreement.

       Mr. Rogers also has a deferred compensation agreement with Cinergy under which he was credited annually, from 1992 through 1996, with a $50,000 base salary increase in the form of deferred compensation. He is credited annually with the same amount for the additional five-year period from 1997 through 2001. When his employment terminates for any reason other than death, Mr. Rogers will receive an annual cash benefit over a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2003 or later than January 2010. The annual cash benefit amount payable for the 15-year period ranges from $179,000 per year, if payment begins in January 2003, to $554,400 per year if payment begins in January 2010. Comparable amounts are payable if Mr. Rogers dies before these payments begin.

       In addition, if Mr. Rogers' employment terminates for any reason other than death:

  •
  before January 1, 2002, he will receive a lump sum cash payment equal to the total amount deferred during the second five-year period described above, plus interest; or

  •
  on or after January 1, 2002, he will receive an additional annual benefit for a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2008 or later than January 2010. This benefit will range from $179,000 per year, if payment begins in January 2008, to $247,000 per year if payment begins in January 2010.

       Comparable amounts are payable if Mr. Rogers' dies:

  •
  prior to January 1, 2002 while employed or disabled, or

  •
  on or after January 1, 2002, but before payment of benefits begins.

       If Mr. Rogers becomes disabled prior to the completion of the second award period, his benefits for that period will be proportionately reduced to take into account the deferred compensation not yet credited for the remainder of the period.

Compensation Committee Interlocks and Insider Participation

       Mr. John J. Schiff, Jr., who is Chairman of the Board, President and Chief Executive Officer of Cincinnati Financial Corporation (an insurance holding company), serves on the Cinergy Compensation Committee. Mr. Randolph, who served as Chairman of the Board of Cinergy and its principal subsidiaries, including PSI, until his retirement on November 30, 2000, was a member of the board of directors of Cincinnati Financial Corporation until he retired from that board on November 17, 2000.

       Cinergy and its subsidiaries carry various bond and insurance coverage for their directors, officers and employees against certain civil liabilities. During 2000, insurance premiums amounting to approximately $85,900, at competitive rates, were paid to John J. & Thomas R. Schiff & Co., Inc., of which Mr. Schiff is a shareholder and member of the board of directors.

Relationship with Independent Public Accountants

       Arthur Andersen LLP served as independent public accountants for Cinergy and its subsidiaries, including PSI, for 2000, and has been selected as independent public accountants for Cinergy and its subsidiaries for 2001. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Information on fees billed by Arthur Andersen for services during 2000 is provided below.

       Audit Fees.  For professional services rendered for the audit of Cinergy's fiscal year 2000 consolidated financial statements and the review of the financial statements included in Cinergy's fiscal year 2000 Forms 10-Q, Arthur Andersen billed Cinergy a total of $1,140,000.

       Financial Information Systems Design and Implementation Fees.  Separately, Andersen Consulting LLP (now Accenture) billed Cinergy an aggregate of $298,500 for information technology consulting services rendered during 2000.

       All Other Fees.  In addition to the Audit Fees described above, Arthur Andersen billed Cinergy an aggregate of $4,893,700 for all other services rendered during 2000.

       Cinergy's Audit Committee considered whether the non-audit services rendered by Arthur Andersen were compatible with maintaining Arthur Andersen's independence as auditors of its consolidated financial statements.

Proposals and Business by Shareholders

       If you wish to submit a proposal for inclusion in the information statement for our 2002 annual meeting of shareholders, we must receive it by November 27, 2001. In addition, if you wish to introduce business at our 2002 annual meeting (besides that in the Notice of the meeting), you must send us written notice of the matter. Your notice must comply with the requirements of our By-Laws, and we must receive it no earlier than February 15, 2002 and no later than March 12, 2002. Your proposal or notice should be mailed to PSI's Corporate Secretary at 1000 East Main Street, Plainfield, Indiana 46168.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 27, 2001